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EXHIBIT 11

STATEMENT  RE:  COMPUTATION OF EARNINGS PER SHARE
($000's omitted, except for per share data)


                                                          Three Months Ended
                                                                March 31,
                                                           1997          1996
                                                         -------       --------
Average shares outstanding                                11,180         11,166

Net effect of dilutive stock options
  based on the treasury stock method
  using average market price                                  93            106
                                                         -------       --------

                           TOTALS                         11,273         11,272
                                                         =======       ========


                       NET INCOME (LOSS)                 $ 3,965       $(25,915)
                                                         =======       ========


             NET INCOME (LOSS) PER SHARE                 $   .35       $  (2.30)
                                                         =======       ========



Note: Fully diluted calculation is not presented because dilution is less than 3%.


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